                                  AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

          This  Amendment  dated as of  January 1,  2001,  is to the  Investment
     Management  Agreement made as of October 30, 1992 and subsequently  amended and restated on April 1, 1993 and December 6, 1994 (the "Agreement") by and
     between Templeton  Investment Counsel,  Inc., a U.S. registered  investment adviser and Florida corporation (the "Manager") and Templeton Global Income
     Fund, Inc. (the "Company").

                                   WITNESSETH:

          WHEREAS, both the Manager and the Company wish to amend the Agreement;

          WHEREAS, the Manager merged into TEMPLETON INVESTMENT COUNSEL,  LLC, a
     Delaware limited liability company, a successor entity, on January 1, 2001;

          NOW,  THEREFORE,  in  consideration  of the  foregoing  premises,  the parties hereto agree as follows:

          1.   The  Manager's  name is  henceforth  to be  known  as  "Templeton
               Investment Counsel, LLC."

          2.   All  references to the Manager being a "Florida  Corporation"  in the Agreement are hereby changed to a "Delaware limited liability company."

          IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                            TEMPLETON INVESTMENT COUNSEL, LLC

                                            By:/s/ Gregory E. McGowan
                                               ---------------------------------
                                               Executive Vice President

                                            TEMPLETON GLOBAL INCOME FUND, INC.

                                            By:/s/ Barbara J. Green
                                               ---------------------------------
                                               Vice President and Secretary